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                                      CTC
                              CirTran Corporation



August 14, 2007
Don L. Buehner
3860 South Parkview Circle,
Salt Lake City, Utah 84128


         Thank you for your acceptance to serve on the Board of Directors (and one or more its Committees, as we shall mutually determine) of CirTran Corporation ("CTC"). As part of our appreciation, we offer you the following as a form of compensation:

     1- Attendance Fee: A cash payment of Five Thousand Dollars ($5,000) per quarter, paid quarterly as long as you attend all meetings. This fee will be paid in arrears. It is anticipated that the Board will conduct regular quarterly meetings at the Company's offices in West Valley City, Utah, with occasional telephonic meetings during the interim.

     2- Stock Options. Directors shall be granted options to purchase 2,000,000 shares of the Company's common stock each year while serving on the Board and issued during the first week of each year, at an exercise price equal to the market price of the Company's common stock on the date of grant, together with other terms in accordance with the Company's Stock Option Plan or as determined by the Board or the Committee established pursuant to the Company's Stock Option Plan.

     3- D&O Insurance: The Company has a D&O insurance policy in place and shall maintain that policy in effect as the Board determines. A copy of the policy is enclosed.

     4- Pre-Approved Expenses: The Company will reimburse you for expenses pre-approved in writing from the Chairman of the Board which are incurred in connection with its business, including expenses for travel, lodging, meals, beverages, entertainment and other items in accordance with policies established by the Company.


         I feel that you can make a significant contribution to CTC's continued growth and hope that you will favorably consider this offer and look forward to having you come aboard. Please acknowledge the above by simply signing below and fax back to my attention at (801) 963-8823.







                             Corporate Headquarters
             4125 South 6000 West - West Valley City - Utah 84128 *
                   Tel: (801) 963-5112 * Fax: (801) 963-5180
                                 www.cirtran.com


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                                                      Respectfully,
                                                      CirTran Corporation


                                                      /s/ Iehab Hawatmeh
                                                      Iehab J. Hawatmeh
                                                      Chairman of the Board

Accepted and Agreed to:


 /s/ Don L. Buehner
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By: Don L. Buehner


Date: August 31, 2007




















                             Corporate Headquarters
             4125 South 6000 West - West Valley City - Utah 84128 *
                   Tel: (801) 963-5112 * Fax: (801) 963-5180
                                 www.cirtran.com

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